Exhibit 99

Media	Investors
Diana Rodriguez	Jim Rowe
515-557-8940	415-396-8216

Wells Fargo & Company to Consolidate Its Wells Fargo Financial

Consumer Finance Division into the Company’s Newly Expanded

Coast to Coast Community Banking Network; 638 Independent

Consumer Finance Offices to be Closed

Restructuring does not impact Wells Fargo’s industry-leading network of 6,600

Wells Fargo and Wachovia Community Banking stores and

2,200 Wells Fargo Home Mortgage stores;

Wells Fargo will recognize a $0.02 per share restructuring charge in second quarter 2010

DES MOINES, Iowa, July 7, 2010 – Wells Fargo & Company (NYSE: WFC) today announced the restructuring of its Wells Fargo Financial division, including closing its 638 Wells Fargo Financial stores across the U.S. and exiting the origination of non-prime portfolio mortgage loans. The remaining consumer and commercial loan products offered through Wells Fargo Financial will be realigned with those offered by other Wells Fargo business units and will be available through Wells Fargo’s expanded network of community banking and home mortgage stores, now the nation’s largest.

Because of its 2008 merger with Wachovia, Wells Fargo’s customers now have access to the company’s 6,600 Wells Fargo and Wachovia community bank stores and its 2,200 Wells Fargo Home Mortgage locations, eliminating the need for a separate network of Wells Fargo Financial local offices. Less than 2 percent of all Wells Fargo’s real estate loans were originated in Wells Fargo Financial stores in the first quarter of 2010. The company expects the consolidation to result in increased operating efficiencies, streamlined processes and controls, and a more consistent experience for customers.

“Our network of U.S.-based consumer finance stores, which have historically operated as an independent sales channel from our bank operations, have served customers well for more than 100 years,” said David Kvamme, president of Wells Fargo Financial, “but the economics of a separate Wells Fargo Financial channel are no longer viable, especially now that our customers have access to the largest banking and mortgage store network in the United States.”

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The restructuring of Wells Fargo Financial will not impact the number of community banking or home mortgage stores currently in operation.

Customers with existing Wells Fargo Financial consumer loans and clients of Wells Fargo Financial’s commercial businesses will continue to be served without disruption, the company said. FHA home loans, auto loans and credit cards previously offered by Wells Fargo Financial will be consolidated with similar products across the company and will be offered through the company’s network of community banking stores, mortgage stores, phone banks and wellsfargo.com. Wells Fargo Financial’s commercial businesses will be realigned with business units within Wells Fargo over the next 12 months. However, Wells Fargo will no longer originate non-prime portfolio real estate loans.

Restructuring-related, pre-tax charges of approximately $185 million will be incurred in total, with $137 million, or $0.02 per common share, recorded in second quarter 2010 for severance costs. The remaining charges are expected to be recognized in the second half of 2010, primarily in the third quarter. Once implemented, ongoing cost savings from Wells Fargo Financial’s restructuring are expected to offset these charges in the first year and a half.

Of the 14,000 team members at Wells Fargo Financial, approximately 2,800 positions will be eliminated during the next 60 days, and 1,000 positions will likely be eliminated during the next 12 months. The remainder of the team members will be reassigned to other Wells Fargo businesses.

“We know that this decision will be extremely difficult for those dedicated team members and their families who will be affected,” said Kvamme. “We have already identified positions for thousands of our employees and are committed to finding new positions for as many impacted team members as possible.”

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Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business, including the nature, amount and timing of anticipated restructuring charges and cost savings. Do not unduly rely on forward-looking statements, as actual results, including actual restructuring charges and any actual cost savings, could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations, including our inability to consolidate offices and other properties and realize other anticipated cost savings when and as expected. For information about other factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, including the discussions under “Risk Factors” in those reports, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

About Wells Fargo

Wells Fargo & Company is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage, and consumer and commercial finance through more than 10,000 stores and 12,000 ATMs and the Internet (wellsfargo.com and wachovia.com) across North America and internationally.

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